Exhibit 10.1

THIS LETTER OF INTENT (the "Document") made as of this 6 day of October, 2022 (the "Execution Date"),

BETWEEN:

Aqua Power Systems, Inc. a Nevada Corporation located at
2180 Park Avenue North Unit 200 Winter Park, FL 32789 (the “Purchaser”)

Stephen Carnes, a Florida Resident located at

2180 Park Avenue North Unit 200 Winter Park, FL 32789 (the “Controlling Shareholder”)

Joe Davis an Indiana Resident located at
6195 County Road 68, Spencerville, IN 46788 (the “Seller”)

together the (“Parties”)

RETICALS:

A.	The Seller is presently acting Chief Operating Officer (COO) and shareholder of Tradition Transportation Group, Inc. an Indiana Corporation including relevant subsidiaries. Located at: 300 Growth Parkway, Angola, IN, 46703 (the “Target”)

B.	The Seller is engaged in negotiation for acquisition of all outstanding shares of stock in the Target and wishes to sell said shares of stock to the Purchaser pursuant to a definitive agreement known as a Securities Purchase Agreement (SPA) under the terms defined herein.

C.	The Purchaser is a publicly quoted company. At this time, the Purchaser’s purpose is to seek, investigate and, if such investigation warrants, acquire business opportunities presented to it by persons (including the Seller) or firms who or which desire to seek the perceived advantages of an Exchange Act registered corporation.

D.	The Controlling Shareholder shall upon fulfillment of a definitive agreement shall resign in capacity of Chief Executive Officer (CEO) and appoint Bob Morris as Chief Executive Officer, Joe Davis as Chief Operating Officer (COO) and Bob Morris and Joe Davis jointly as Co-Presidents.

E.	The Controlling Shareholder wishes to retire outstanding controlling 500,000 (Five Hundred Thousand) shares of Preferred Class B of the Purchaser upon execution of a definitive agreement in exchange for Warrants in Purchaser. Purchaser shall create a class of Warrants prior to closing of the definitive agreement and said Warrants shall have no voting rights and have a conversion feature into Common shares at a rate never to exceed 4.9% of the outstanding.

F.	Joe Davis and Robert Morris (Indiana Residents) shall be issued from the Purchaser 500,000 (Five Hundred Thousand) shares of Preferred Class B pursuant to definitive agreements distributed in quantity to be agreed upon in definitive agreements.

G.	The Purchaser and Seller wish to engage in an agreement for the Seller to purchase the controlling interest of the Purchaser from the Controlling Shareholder pursuant to a definitive agreement known as a Securities Purchase Agreement (SPA).

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H.	Pursuant to any definitive agreement made to close the transaction contemplated herein the Seller shall Warrant that all shares secured in the Target shall be remitted to the Purchaser immediately.

I.	Upon execution of definitive agreements the Purchaser will remit a ‘good-faith’ payment to the Seller and be contributed to the final purchase price. The final agreed upon purchase price shall be paid in full over the course of 48 calendar months in 12 equal payments remitted on a quarterly basis, meaning payments shall be remitted every 3 months.

J.	The terms of default in the definitive agreement shall stipulate that should the Purchaser fail to meet the obligations of the agreement including but not limited to failure to pay in a timely manner, all shares and ownership shall immediately be reverted back to the Seller.

K.	Any definitive agreement shall warrant that the Seller nor the Purchaser (including any and all assignees) shall engage in liquidation of assets in order to facilitate payments to the Seller, outside of the course of the natural business of the Target.

L.	All payments made on behalf of the Purchaser shall be directed toward the purchase of outstanding shares of stock pursuant to definitive agreements between the Seller and the Target until such time as the obligations of the definitive agreements are made.

M.	A period of negotiation and exchange of information is needed in order to finalize terms. This Letter of Intent (the “LOI”) shall expire as of October 7, 2022 at 11:59PM Eastern Daylight Time (EDT).

This Document will establish the basic terms to be included in a future definitive agreement between the Parties. The terms contained in this Document are not comprehensive and it is expected that additional terms may be added, and existing terms may be changed or deleted. The basic terms are as follows:

Non-Binding

1.	This Document does not create a binding agreement between the Parties and will not be enforceable. Only the future definitive agreement, duly executed by the Parties, will be enforceable. The terms and conditions of any future definitive agreement will supersede any terms and conditions contained in this Document.

Exclusivity/Confidentiality

2.	The Parties agree to work in good faith expeditiously towards a closing. The Target agrees that it will not, before the 11th day of November 2022; take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from, or otherwise discuss with any person or entity other than the Purchaser’s relating to the sale or issuance, of any of the equity interests of the Target, the acquisition, sale, lease, license, recapitalization (whether equity or debt financed) or other disposition of the Target or any material part of the stock or assets of the Target (“Alternative Transaction”) and shall notify the Purchaser promptly of any inquiries by any third parties in regards to the foregoing.

Public Announcement

3.	The Purchaser will engage in an agreement with the third-party and the third-party is required to disclose certain information in compliance with the Exchange Act of 1934, the Parties mutually agree that press releases or any other public announcement including filings and disclosure with The U.S. Securities and Exchange Commission (SEC) shall be permissible regarding the transaction contemplated under this Letter of Intent (LOI). Any such announcement shall be made either by the Issuer or jointly by the Target, unless the parties mutually agree otherwise.

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Due-Diligence Items

4.	The Issuer would anticipate starting an accelerated business due diligence process. Key areas of focus will be:

•	review of key drivers and projections;

•	review of historical customer detail;

•	review of service line pricing structures;

•	review of sales force including performance, tenure, turnover, and productivity;
•	review of working capital trends/requirements as business scales;
•	review of capital investment requirements

•	customary accounting, insurance, legal, and tax diligence;

•	review of all material contracts; and

•	review of IT platform and infrastructure

Jurisdiction

5.	By this Document the Parties signal their intention to enter into a definitive agreement in accordance with the laws of the State of Indiana subject to negotiation of the terms of a definitive agreement. The rights and obligations of the Parties will be as stated in the applicable legislation of the State of Indiana except as otherwise provided in the future definitive agreement.

Approvals & Conditions

6.	Any final proposal will be subject to: (a) completion of due diligence as described herein; (b) the negotiation and execution of mutually satisfactory definitive agreements ; and (d) final Board approval. The Issuer is not aware of any legal, regulatory, or anti-trust matters that would adversely affect the ability to complete the Transaction.

Expenses

7.	Each party will bear their own expenses in connection with the transactions contemplated hereby including, without limitation, fees and expenses charged by the Company’s agents, attorneys, brokers, and accountants in connection with the implementation of this LOI, regardless of whether the definitive agreements are executed and the transactions described herein are consummated.

Closing Date

8.	The definitive agreement will be completed on or about the 11th day of November, 2022 (the "Closing Date"). All obligations as indicated in any future agreement will be completed and met by the Closing Date.

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This Document accurately reflects the understanding between the Parties, signed on this 6 day of October, 2022

/s/ Joe Davis
Joe Davis
The “Seller”

/s/ Stephen Carnes
Stephen Carnes
The “Controlling Shareholder”

/s/ Stephen Carnes, President/CEO
Aqua Power Systems, Inc
The “Purchaser”

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